UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 25, 2012 (April 24, 2012)

BIONEUTRAL GROUP, INC.
(Exact name of registrant as specified in its charter)

Nevada	333-149235	26-0745273
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

55 Madison Avenue, Suite 400, Morristown, New Jersey		07960
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (973) 285-3373

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see  General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 20, 2012, Mr. Ronald Del Mauro resigned from his position as a member of the Board of Directors of BioNeutral Group, Inc., a Nevada corporation (the “Company”), which resignation became effective immediately.  Mr. Del Mauro stated that his resignation is not the result of any disagreement with the Company and was for personal reasons.  The Company is exploring ideas to continue its relationship with Mr. Del Mauro.

On April 24, 2012, Mr. Mark Lowenthal was appointed as a director of the Company to replace Mr. Del Mauro.

Mr. Lowenthal currently serves as a member of the Operation Executive Board of AUA Gotham Equity Partners, a position he has held since 2010.  Prior to such, Mr. Lowenthal served as the President and Chief Executive Officer of European Soaps, LLC from 2008 to 2009, where he was responsible for developing and implementing the company’s business plan.  While at European Soaps, LLC, he co-lead a private equity group in the buy-out of European Soaps Ltd., the U.S.’s largest distributor of luxury soap and personal care products to the gift industry.  He also previously served as President of Revlon Europe, Asia and the Middle East from 1995 to 1999 where he was responsible for planning and implementing a major restructuring of the company’s business, including shifting from an individual country management approach to an integrated global approach.  In addition, Mr. Lowenthal previously served as the President and General Manager of Almay, Inc. and as the Vice-President of Marketing of International Playtex, Inc.Mr. Lowenthal received his BA from the University of Buffalo where he majored in History and received an MBA from New York University.

Item 9.01 Financial Statements and Exhibits.

None.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

April 25, 2012	BIONEUTRAL GROUP, INC.

By: /s/ Andrew Kielbania
Name: Andrew Kielbania
Title: Interim Chief Executive Officer